Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(C)(10)(IV) OF REGULATION S-K ON THE BASIS THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***].

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of May 24, 2023 (the “Execution Date”), is entered into by and between Bullish US LLC, a Delaware company (the “Company”), and Thomas W. Farley (“Executive”), and effective as of the Effective Date (as defined below). For the avoidance of doubt, if the Transactions (as defined below) are not consummated or the Closing Date does not occur for any or no reason, this Agreement shall be null and void ab initio.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of May 24, 2023, by and among BMC1, a Cayman Islands exempted company and a direct wholly owned subsidiary of Bullish, a Cayman Islands exempted company and the ultimate parent of the Company (“Parent”), and Sellers (as defined in the Purchase Agreement), BMC1 will acquire the Aggregate Target Units (as defined in the Purchase Agreement) from Sellers and Far Peak Management Company LLC, a Delaware limited liability company, will become an indirect subsidiary of Parent (such transactions, the “Transactions”); and

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1           “Board” shall mean the Board of Directors of Parent.

1.2           “Cause” shall mean (i) Executive’s material failure to perform his reasonable and lawful duties or responsibilities to any Company Affiliate; (ii) Executive’s intentional and willful refusal to follow directions from the Board that are not inconsistent with Executive’s position; (iii) Executive’s engagement in any act of willful misconduct, gross negligence, dishonesty, fraud or misrepresentation to the material detriment of any Company Affiliate; (iv) Executive’s material breach of this Agreement or any material terms of an employee handbook or company policies (or other written policies applicable to Executive), confidentiality agreement or invention assignment agreement between Executive and any Company Affiliate; (v) Executive being charged with and subsequently found guilty of committing a crime (other than minor traffic offenses) or any admission by Executive of the commission of such crime or crimes; (vi) Executive engaging in intentional and willful conduct that is injurious to any Company Affiliate’s name or reputation; provided, however, that if the actions described above are capable of being cured (in the good faith judgment of the Board), such actions will not be considered Cause unless Executive has failed to cure such actions within ten days of receiving written notice from the Board specifying (with particularity) the events allegedly giving rise to Cause; and, further provided, that such actions will not be considered Cause unless the Company provides such written notice within 90 days of any member of the Board (excluding Executive, if applicable at the time of such notice) having knowledge of the relevant action. For purposes of determining Executive’s right to retain equity compensation awards (including, without limitation, stock options and restricted stock units), Executive will not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose, finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

1.3	“Closing Date” shall have the meaning set forth in the Purchase Agreement.

1.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5	“Company Affiliate” means Parent, the Company and their respective subsidiaries.

1.6           “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.

1.7           “Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Board.

1.8	“Effective Date” means the Closing Date.

1.9          “Intellectual Property Rights” shall mean all intellectual and industrial property (in any form or medium), together with all rights, title and interests therein, in all jurisdictions throughout the world, including all of the following: (i) utility and design patents, patent applications and patent disclosures and registrations and applications for registration of industrial design rights; (ii) trade secrets and other confidential information, inventions, industrial designs, modifications, and improvements; (iii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and Internet domain names, together with all goodwill associated with any of the foregoing; (iv) computer software, including source code, executable code, firmware, systems, tools, data, databases, and other collections of data, and all information and documentation related to any of the foregoing; (v) other works of authorship, copyrights, and copyrightable works, including derivative works; and (vi) registrations, renewals, and applications for registration or renewal of any of the foregoing (i) through (v).

1.10         “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.11         “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder.

1.12         “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death, or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1           Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2           Positions. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer of the Company. Executive shall report to the Board. The Board shall take such action as may be necessary to appoint or elect Executive as a member of the Board as of the Effective Date.

2.3           Duties and Services. Executive agrees to serve in the position referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position, as well as (a) such additional reasonably specific duties and services that Executive from time to time may be reasonably directed to perform by the Board that are reasonably consistent with such position, and (b) such additional duties and services appropriate to such position(s) which the parties mutually agree upon from time to time.

2.4           Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote all of Executive’s business time, energy and best efforts to the business and affairs of any Company Affiliate. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, and (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of any Company Affiliate or materially interfere with Executive’s performance of Executive’s duties hereunder. Other than those positions held by Executive as of the Effective Date as set forth on Annex A, service on any board of directors of any for-profit company, other than the Board, shall require prior approval by the Board; provided that, in each case, such activities shall be permitted so long as such activities do not conflict with the business and affairs of any Company Affiliate or interfere with Executive’s performance of Executive’s duties hereunder. Executive, in his capacity as an employee or director, as applicable, shall comply with applicable law and the Memorandum and Articles (or other governing document) of the applicable Company Affiliate to which Executive serves as a director, with respect to any actual conflicts that arise.

2.5          Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company Affiliates and to do no act that would materially injure the business, interests, or reputation of any Company Affiliate. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to any Company Affiliate’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship. Executive shall disclose all matters that are, to Executive's knowledge, required to be disclosed by applicable law or written policies of the Company applicable to Executive and made available to Executive.

2.6           Company Group Policies; Know Your Customer. Executive agrees to comply in all material respects with all policies approved by the Board or the board of directors of any Company Affiliate and adopted by the Company or such Company Affiliate from time to time, and nothing in this Agreement shall be deemed to limit or provide a waiver in respect of the terms of any policies adopted by the Company or any Company Affiliate. Executive will provide such identification and address proof documents from time to time that the Company requires for regulatory or licensing purposes, onboarding customers, service providers and suppliers. Executive acknowledges and agrees that such identification and address proof documents may be provided to regulators, customers, service providers and suppliers to the extent reasonably necessary for the purposes of the Company and Company Affiliates’ respective business relationships with regulators, customers, service providers and suppliers.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1           Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the date the Executive’s employment under this Agreement is terminated in accordance with Section 3.2 or 3.3.

3.2           Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)            upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any Disability;

(b)	Executive’s death;

(c)	for Cause; or

(d)           for any other reason whatsoever or for no reason at all, in the sole discretion of the Company. In the case of a termination of employment by the Company pursuant to this Section 3.2(d), the Date of Termination specified in the Notice of Termination shall not be (i) earlier than 90 days following the first anniversary of the Effective Date if such Notice of Termination is provided prior to the first anniversary of the Effective Date and (ii) less than 90 days from the date Notice of Termination is given to Executive if the Date of Termination in such Notice of Termination is on or following the first anniversary of the Effective Date.

3.3           Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for any (or no) reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 90 days from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, (i) it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Sections 3.1 or 3.2, and (ii) the Company shall pay Executive the Base Salary that Executive otherwise would have earned during such accelerated notice period).

3.4          Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each Company Affiliate, and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Company Affiliate and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which any Company Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as any Company Affiliate’s designee or other representative.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1           Base Salary. During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $1,750,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased, unless mutually agreed) effective as of any date determined by the Board (or a committee thereof). Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2           Other Benefits. During Executive’s employment hereunder, Executive shall be eligible to participate in the Company’s employee benefit plans made available to other similarly situated employees of the Company, subject to the terms thereof. The Company shall not, however, by reason of this Section 4.2, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program.

4.3           Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

4.4           Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to sick and vacation leave in accordance with the Company’s policies applicable to other similarly situated employees of the Company, which leave shall accrue and be taken in accordance with the Company’s sick and vacation policies in effect from time to time. Executive’s right to carry over unused vacation from one calendar year to the next shall be determined by the Company’s vacation policy.

4.5           Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any Company Affiliate and as a member of any committees of the board of directors of any such entities, and in one or more officer or executive positions of any Company Affiliate.

ARTICLE V

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1           For Cause; Voluntary Resignation. If Executive’s employment hereunder shall terminate (a) pursuant to Section 3.2(c), or (b) pursuant to Executive’s resignation for any (or no) reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.3, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program (such amounts set forth in (i), (ii), and (iii) shall be collectively referred to herein as the “Accrued Rights”).

5.2           Death; Disability. If Executive’s employment hereunder shall terminate on account of his death or Disability pursuant to Sections 3.2(a) or 3.2(b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive (or Executive’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive: the Accrued Rights.

5.3           Without Cause. If Executive’s employment hereunder shall terminate by action of the Company for any reason other than death, Disability or for Cause, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to receive the Accrued Rights and, subject to Executive’s delivery, within 60 days after the Date of Termination, and non-revocation of an executed release in a form reasonably satisfactory to the Company (which shall release and discharge any Company Affiliate and benefit plans, and their respective stockholders, officers, directors, members, partners, employees, agents representatives and other affiliated persons from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with any Company Affiliate or the termination of such employment, and in each case, subject to customary exceptions, including for claims with respect to any equity interests held by Executive in any Company Affiliate) (the “Release”), Executive shall receive the following additional compensation and benefits from the Company, as applicable, (but no other additional compensation or benefits after such termination):

(a)           Severance: The Company shall pay to Executive a severance amount equal to one times (1x) the amount of Executive’s Base Salary as of the Date of Termination, which amount shall be paid in accordance with the Company’s normal payroll practices for a period of 12 months following such termination (during which time Executive will not be considered an employee of the Company); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first 60 days following the Date of Termination shall not be paid until the first regularly scheduled payroll date following the sixtieth day following such Date of Termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto a lump sum payment on the first payroll date following the effective date of the Release; and

(b)           Post-Employment Health Coverage: During the portion, if any, of the 12- month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated active senior executive employees of the Company pay for the same or similar coverage under such group health plans; provided, however, that in the event that Executive becomes eligible for group health coverage from a subsequent employer, the reimbursements provided by the Company under this Section 5.3(b) shall immediately cease.

Notwithstanding the foregoing, if Executive’s employment hereunder shall terminate by action of the Company for any reason other than death, Disability or for Cause following the first anniversary of the Effective Date, then all compensation and all benefits to Executive hereunder (including Sections 5.3(a) and (b)) shall terminate contemporaneously with such termination of employment, except that Executive shall only be entitled to receive the Accrued Rights.

ARTICLE VI

PROTECTION OF INFORMATION

6.1           Disclosure to and Property of the Company. For purposes of this Article VI, the term “the Company” shall include the Company Affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any Company Affiliate’s businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, stockholders, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the relevant Company Affiliate, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the relevant Company Affiliate, as applicable. At the Company’s sole expense, Executive agrees to perform all actions reasonably requested by any Company Affiliate to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information, and all copies thereof, to the Company.

6.2           Disclosure to Executive. The Company has and will disclose to Executive and place Executive in a position to have access to or develop Confidential Information of the Company (or its affiliates), has and will entrust Executive with business opportunities of the Company (or its affiliates), and has and will place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

6.3	No Unauthorized Use or Disclosure.

(a)            Executive agrees to preserve and protect the confidentiality of all Confidential Information of the Company Affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from any Company Affiliate premises, Confidential Information of any Company Affiliate, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(b)            Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(c)            At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article VI. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information.

(d)            Nothing herein will prevent Executive from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.

6.4	Ownership by the Company.

(a)            Executive hereby acknowledges and agrees that all Intellectual Property Rights, and all printed, physical, electronic, and other tangible embodiments thereof, and all rights and claims related to any of the foregoing, that are authored, conceived, developed, reduced to practice, modified, or improved by Executive (either solely or jointly with others) during the period of his or her employment by the Company and for which any equipment, supplies, facilities, or Confidential Information of the Company was used, or that relate in any way to the business or actual or demonstrably anticipated research or development of the Company, or that result from any work performed by Executive for the Company, regardless of when or where the work is prepared (collectively, the “Work Product”), is to the maximum extent permissible under applicable copyright laws a “work made for hire” that is owned exclusively (including, for the avoidance of doubt, all copyrights therein) by the Company pursuant to the United States Copyright Act (17 U.S.C., Section 101) and corresponding foreign laws. To the extent that the Work Product consists of Intellectual Property Rights other than copyright rights, or that the Work Product or any portion thereof does not qualify as a “work made for hire” under applicable copyright law, Executive hereby irrevocably assigns to the Company, for no additional consideration, all right, title, and interest in and to any such Work Product (including, for the avoidance of doubt, all Intellectual Property Rights therein).

(b)           Executive shall promptly and fully communicate to the Company all Work Product as reasonably practicable under the circumstances and, in any event, whenever requested by the Company. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver all Work Product in Executive’s possession, custody or control, and all copies thereof, to the Company.

(c)            Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product (including, for the avoidance of doubt, all Intellectual Property Rights therein).

6.5           Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of any Company Affiliate’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment termination with the Company, at the request from time to time and reasonable expense of the applicable Company Affiliate, Executive shall assist the Company or its nominee(s) in the protection of any Company Affiliate’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6           Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and any Company Affiliate shall be entitled to enforce the provisions of this Article VI by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Executive, such amounts shall not exceed the total value Executive received under Section 5.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive or Executive’s estate, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII

STATEMENTS CONCERNING THE COMPANY

7.1           Statements Concerning the Company. Subject to Section 6.3(d) above, Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about any Company Affiliate or any Company Affiliate’s directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of any Company Affiliate or of any Company Affiliate’s business affairs, directors, officers, stockholders, employees, consultants, agents or representatives, or (c) place any Company Affiliate or such Company Affiliate’s directors, officers, stockholders, employees, consultants, agents or representatives in a false light before the public. The Company agrees that it will direct each Company Affiliate’s directors and officers not to make any oral or written statements about Executive that are slanderous, libelous or defamatory or place Executive in a false light before the public. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.2           Enforcement Rights. A violation or threatened violation of this Article VII may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1           Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company Affiliates related to the business of a digital asset exchange and any other core products and services provided by the Company Affiliates (regardless of whether acquired in connection with any mergers and acquisitions of third-parties for the business), and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the core products and services provided by any Company Affiliate at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing (including under clause (a)).

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will any Company Affiliate be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of 12 months following the termination of Executive’s employment with the Company.

“Restricted Area” means any geographic area within a 100-mile radius of any location where any Company Affiliate engaged, or demonstrably made plans to engage, in material operations related to the Business, and for which Executive has or had responsibilities, during the 12 months prior to the Date of Termination.

8.2           Non-Competition; Non-Solicitation. Executive agrees to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Article VI of this Agreement, to protect the trade secrets and confidential information of any Company Affiliate disclosed or entrusted to Executive by any Company Affiliate or created or developed by Executive for any Company Affiliate , to protect the business goodwill of the Company Affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by any Company Affiliate and as an additional incentive for the Company to enter into this Agreement.

(a)           Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area, and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)           Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)           Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of any Company Affiliate, provided that the foregoing clause (A) shall not prevent Executive from (x) making a general offer of employment to the public, as long as not specifically directed at any such employee of the Company or (y) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Executive, so long as such recruiting firm or organization is not instructed to specifically target any such employee, or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from any Company Affiliate any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company for the purpose of competing with the Business.

(d)           Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.3           Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Affiliates. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and any Company Affiliate shall be entitled to enforce the provisions of this Article VIII by terminating payments or benefits then owing to Executive under Section 5.3 and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

8.4           Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area, and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5           Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company Affiliates. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficient consideration from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non- competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable states, provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1           Arbitration. Any and all claims or disputes between Executive and any Company Affiliate related to this Agreement (including, without limitation, the validity, scope, and enforceability of this Article IX and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in New York, New York, in accordance with the rules for resolution of employment disputes of the American Arbitration Association. The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of New York (excluding New York’s choice- of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Executive and the Company acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX, and this Article IX shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article IX. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EXECUTIVE.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.1         Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) on the date of transmission, if delivered by electronic mail, as follows:

If to Executive, addressed to:

Executive’s last known address (or to the email address) on file with the Company

If to the Company, addressed to:

Bullish US LLC

1500 Wilson Blvd

Floor 15

Arlington, VA 22209

Attn: General Counsel

Email: notices@bullish.com

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2         Applicable Law; Submission to Jurisdiction. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York, without regard to conflicts of laws principles thereof. Except as otherwise expressly provided in Section 9,1, with respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of New York.

11.3         No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4         Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.5         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.6         Withholding of Taxes. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.7         Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.8         Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.9        Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

11.10       Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may assign this Agreement and Executive’s employment to any other affiliate of the Company at any time without the consent of Executive, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 11.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Each affiliate of the Company shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Article VI, Article VII and Article VIII.

11.11      Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII, IX and XI shall survive any termination of the employment relationship and/or of this Agreement.

11.12       Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.13       Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.14      Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

11.15       Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with any prior employers or other third parties that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company and its affiliates pursuant to this Agreement, and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employer, e.g., Executive does not possess any tangible property belonging to Executive’s former employer.

11.16      Section 409A. The parties hereby agree that this Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as such term is defined in Section 409A and as determined by the Company in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulations § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

11.17       Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Execution Date.

BULLISH US LLC

By:	[***]
Name:
Title:

THOMAS W. FARLEY

By:	[***]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Annex A

1.	Global Blue Group Holding AG

2.	Far Peak Acquisition Corp

3.	[Far Peak Management Company LLC]